UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934 *

Date of report (Date of earliest event reported)  December 27, 2006

Finlay Fine Jewelry Corporation

(Exact name of registrant as specified in its charter)

Delaware	33-59380	13-3287757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Fifth Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 808-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

*     The Registrant is not subject to the filing requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is voluntarily filing this Current Report on Form 8-K.

Item 1.01

Entry into a Material Definitive Agreement.

On December 27, 2006, Finlay Fine Jewelry Corporation ("Finlay Jewelry", a wholly-owned subsidiary of Finlay Enterprises, Inc. ("Finlay Enterprises”) and collectively the “Company”)) entered into Amendment No. 4, dated as of December 27, 2006 (the "Amendment"), to the Third Amended and Restated Credit Agreement dated as of May 19, 2005 among Finlay Jewelry, Carlyle & Co. Jewelers, Finlay Enterprises, General Electric Capital Corporation, individually and in its capacity as administrative agent, and certain other banks and institutions (as amended, the “Credit Agreement”).

Among other changes, the Amendment:

►

extends the maturity date of the Credit Agreement from January 15, 2008 to January 15, 2011,

►

allows for a facilities increase under the Credit Agreement of up to $75,000,000 in the aggregate pursuant to a Company request for such facilities increase and agreement by the Lenders to provide the same,

►

eliminates the Company’s yearly outstanding balance reduction requirement under the Credit Agreement,

►

eliminates all of the financial covenants contained in the Credit Agreement except for the requirement to maintain a certain fixed charge coverage ratio at certain times, and

►

allows for the Company to engage in business acquisitions of a certain size without obtaining the prior approval of the Lenders.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is filed as Exhibit 10.10(e) hereto and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

      Exhibits.

Exhibit No.	Description
10.10(e)

Amendment No. 4, dated as of December 27, 2006, to the Third Amended and Restated Credit Agreement, dated as of May 19, 2005, among Finlay Fine Jewelry Corporation and Carlyle & Co. Jewelers, Finlay Enterprises, Inc., General Electric Capital Corporation, individually and in its capacity as administrative agent, and certain other banks and institutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINLAY FINE JEWELRY CORPORATION

Date: January 4, 2007	By: /s/ Bruce E. Zurlnick
Bruce E. Zurlnick
Senior Vice President,
Treasurer and Chief Financial Officer